Filed pursuant to Rule 433

Registration Statement No. 333-155855

March 24, 2009

Staples, Inc.

7.750% Senior Notes due 2011

Issuer:	Staples, Inc.
Guarantor Subsidiaries:	Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples the Office Superstore, Limited Partnership
Ratings*:	Baa2/BBB/BBB (Moody’s/S&P/Fitch)
Principal Amount:	$500,000,000
Legal Format:	SEC Registered
Trade Date:	March 24, 2009
Settlement Date:	March 27, 2009
Maturity Date:	April 1, 2011
Issue Price:	100.00% of principal amount
Coupon:	7.750%
Benchmark Treasury:	0.875% due February 28, 2011
Spread to Benchmark Treasury:	683.4 basis points (6.834%)
Treasury Yield (Treasury Price):	0.916% (99-29+)
All-in Yield:	7.750%
Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on October 1, 2009
Make-whole call:	At any time at a discount rate of Treasury plus 50 basis points
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Underwriting Discounts and Commissions:	0.300%
Joint Book-Running Managers:	Barclays Capital Inc. Banc of America Securities LLC HSBC Securities (USA) Inc.
Co-Managers:	KeyBanc Capital Markets Inc. Scotia Capital (USA) Inc. PNC Capital Markets LLC Keefe, Bruyette & Woods, Inc.
CUSIP:	855030 AK8

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-227-2275 Ext. 2663, Banc of America Securities LLC by calling 1-800-294-1322 or HSBC Securities (USA) Inc. by calling 1-866-811-8049.